Exhibit 32.1

Statement Pursuant to Section 906 of Sarbanes-Oxley Act of 2002

The undersigned, Gary D. Woerz, President and CFO of International American Technologies, Inc, a Nevada corporation, hereby makes the following certification as required by Section 906(a) of the Sarbanes-Oxley Act of 2002, with respect to the following of this quarterly report filed pursuant to Section 15(d) of the Securities Exchange Act of 1934: Amended Annual Report on Form 10-KSB for the year ended December 31, 2006.

The undersigned certifies that the above annual report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934, and information contained in the above annual report fairly presents, in all respects, the financial condition of International American Technologies, Inc. and results of its operations.

Date: May 4, 2006
Gary D. Woerz
Chief Financial Officer and President
/s/ Gary D. Woerz